Exhibit 99.1

AMENDMENT TO

RESTATED EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

This amendment (this “Amendment”) is effective this 20th day of December 2010, and is made by and between John R. Garbarino (the “Executive”) and OceanFirst Bank, a federally chartered savings bank (the “Bank”).

WHEREAS, the Executive and the Bank previously entered into an Executive Supplemental Retirement Income Agreement, which was initially effective as of May 1, 1996, and was subsequently amended and restated effective as of January 1, 2005 (the “Agreement”); and

WHEREAS, the Executive and the Bank deem it in their best interests to amend the Agreement in certain respects.

NOW THEREFORE, in consideration of the above premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt of which is acknowledged, the Bank and the Executive agree as follows, all effective as of the date set forth at the beginning of this Amendment:

1. Section 2.1(a)(2) of the Agreement is hereby amended by adding the following new paragraph at the end thereof:

Notwithstanding any of the forgoing provisions of Section 2.1(a)(1) or this Section 2.1(a)(2), for Plan Years after 2010 the Bank shall be required to make Supplemental Retirement Income Benefit Contributions (or Supplemental Retirement Income Benefit Contributions) that are labeled as “Contingent” on Exhibit A only from performance-based compensation in such amounts and at such times as may be determined by the Human Resource/Compensation Committee of the Board of Directors of the Bank. To the extent that any “Contingent” contributions for a Plan Year are paid after the first five (5) days of the beginning of the Plan Year, the amount of any such contributions shall not be increased to reflect delayed payment. This paragraph shall not affect contributions pursuant to Section 2.1(b)(2) following Executive’s death, or contributions pursuant to Section 2.1(b)(3) following a Change in Control of the Bank, except that the references in those Sections to “Supplemental Retirement Income Benefit Contributions” for a Plan Year shall refer to amount of contributions listed opposite that Plan Year under the “Total” column in Exhibit A.

2. Exhibit A to the Agreement is hereby amended in its entirety by substituting therefore Exhibit A attached hereto and incorporated herein by reference.

3. All other provisions of the Agreement shall remain the same.

4. The Executive agrees that by executing this Amendment, he is giving his prior written consent to the amendment of the Restated Executive Supplemental Retirement Income Agreement in accordance with Section 3.1(b) of his Amended and Restated Employment Agreements with the Bank and OceanFirst Financial Corp.

IN WITNESS WHEREOF, the Bank and the Executive have caused this Amendment to Restated Executive Supplemental Retirement Income Agreement to be executed on this 20th day of December 2010.

OCEANFIRST BANK:

By:

(Title)

JOHN R. GARBARINO

Executive

Exhibit A

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME

AGREEMENT SCHEDULE OF CONTRIBUTIONS AND PHANTOM CONTRIBUTIONS

		Amount
		Fixed	Contingent	Total
Plan Years Prior to 2005		$1,326,426	$0.00	$1,326,426
Plan Year	2005	$250,625	$0.00	$250,625
Plan Year	2006	$276,495	$0.00	$276,495
Plan Year	2007	$304,603	$0.00	$304,603
Plan Year	2008	$335,126	$0.00	$335,126
Plan Year	2009	$368,256	$0.00	$368,256
Plan Year	2010	$404,198	$0.00	$404,198
Plan Year	2011	$214,500	$228,672	$443,172
Plan Year	2012	$398,500	$86,916	$485,416
Plan Year	2013	$410,500	$120,686	$531,186
Plan Year	2014	$425,500	$155,255	$580,755
Plan Year	2015	$0.00	$0.00	$0.00
Plan Year	2016	$—	$—	$—
Plan Year	2017	$—	$—	$—
Plan Year	2018	$—	$—	$—
Plan Year	2019	$—	$—	$—